Exhibit 10.3

TINTRÍ, INC.

201 Ravendale Drive

Mountain View, California 94043

November 25, 2013

Ian Halifax

Dear Ian:

I have enjoyed our conversations and I strongly believe that you will make an important contribution to the success and growth of Tintrí, Inc. (the “Company”). With that in mind, I am pleased to offer you a position as Chief Financial Officer, reporting directly to me. Your expected starting date will be December 2, 2013 or earlier.

If you decide to join us, your annual base salary will be $275,000.00, payable semi-monthly in accordance with the Company’s normal payroll procedures and subject to the usual, required withholdings. Your annual bonus opportunity will be targeted at $55,000, provided that in the first year of employment, the company guarantees $25,000 of your targeted bonus opportunity, subject to your continued employment through the first year of employment. Except with respect to the guaranteed portion of your bonus, your bonus if any will be subject to the achievement of performance objectives and/or other criteria as determined by the Company in its sole discretion. Any bonus payable to you will be subject to the usual, required withholdings, and will be paid no later than March 15 of the calendar year following the calendar year in which the bonus is earned by you.

As a Company executive employee, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other employees and to other executives of the Company. The Company may modify or terminate its benefits programs and arrangements from time to time as necessary or appropriate.

By action of the Company’s Board of Directors effective immediately upon your start date and subject to its approval, management will recommend that you be granted a nonstatutory stock option to purchase 738,330 shares of the Company’s common stock (the “Option”). The exercise price per share of the Option will be equal to the fair market value per share on the date the Option is granted. The Option will be early exercisable, subject to the Company’s right to repurchase the exercised shares until such time as they vest in accordance with the applicable vesting terms. The Option will be subject to the terms and conditions applicable to options granted under the Company’s 2008 Stock Plan (the “Plan”), as described in the Plan and the applicable early exercise stock option agreement evidencing the Option. So long as you maintain your Continuous Service Status (as defined in the Plan), the Shares underlying this Option will be scheduled to vest as to 25% of the shares subject to the Option after twelve (12) months after the date of grant, and the balance will vest in equal monthly installments over the next thirty-six (36) months. To the extent permitted by applicable laws, the Company will permit you to pay the exercise price of the Option by issuing you a loan in exchange for a full recourse promissory note in a form to be provided by the Company (which is deemed to be incorporated herein by reference) to be executed by and between you and the Company. Unless otherwise agreed to between you and the Company, the aggregate loan amount will equal the aggregate exercise price of the shares being exercised under the applicable Option plus (to the extent applicable) the amount of the applicable tax withholdings determined by the Company (if any) related to such exercise. Such loan will be secured by the shares of the Company’s common stock underlying the Option and/or such other security as required by the Company, and will accrue interest at a rate no less than the applicable federal rate that is in effect at the time the loan is taken. The loan is expected to have a term of five (5) years, but may be subject to earlier repayment upon the date your employment with the Company terminates, a Change of Control (as defined in the Plan), the Company’s filing of a registration statement with the Securities and Exchange Commission for an initial public offering of its equity securities under the Securities Act of 1933, as amended, or as otherwise required by applicable law. The promissory note evidencing the loan will contain such other terms and conditions as the Company will determine in its sole discretion.

If, during the Change of Control Period (as defined below), (i) your employment with the Company is terminated by the Company other than for Cause (as defined below), (ii) you terminate your employment with the Company for Good Reason (as defined below) or (iii) your employment with the Company is terminated due to your death or Disability (as defined below) (the “Qualifying Termination”), then one hundred percent (100%) of your then-outstanding and unvested equity awards covering shares of the Company’s common stock will vest immediately upon such Qualifying Termination, and any applicable performance goals will be deemed achieved at one hundred percent (100%) of the target levels. If the Company terminates your employment without Cause or you terminate your employment with the Company for Good Reason at any time other than during the Change of Control Period, then that number of the then-outstanding and unvested shares subject to the Option equal to that number of shares that otherwise would have vested if you had remained employed with the Company for a period following the date of termination of your employment with the Company that is the greater of (A) six (6) months or (B) twelve (12) months minus the number of full months of continuous employment with the Company that you completed as of the date of termination of your employment with the Company, shall vest immediately upon such termination of your employment.

In addition to above, in the event that your Qualifying Termination occurs during the Change of Control Period, you will receive: (i) continuing payments of an aggregate amount equal to the sum of your annual base salary and target bonus, each as in effect as of immediately prior to the Qualifying Termination, payable in equal installments over a period of twelve (12) months following your Qualifying Termination in accordance with the Company’s regular payroll practices and less applicable withholdings, and (ii) if you timely elect and remain eligible for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then the Company will provide reimbursements to you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Qualifying Termination) until the earlier of (A) a period of twelve (12) months following the date of the Qualifying Termination, or (B) the date upon which you and/or your eligible dependents no longer are eligible to receive continuation coverage pursuant to COBRA. However, if the Company determines in its sole discretion that it cannot provide the foregoing reimbursement benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such reimbursements, the Company will provide to you a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the Qualifying Termination date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your Qualifying Termination and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

In the event that the Company terminates your employment with the Company without Cause or you terminate your employment with the Company for Good Reason at any time other than during the Change of Control Period, you will receive: (i) continuing payments of an aggregate amount equal to the sum of one-half (1/2) of your annual base salary and one-half (1/2) of your target bonus, each as in effect as of immediately prior to your employment termination, payable in equal installments over a period of six (6) months following your employment termination date in accordance with the Company’s regular payroll practices and less applicable withholdings, and (ii) if you timely elect and remain eligible for coverage pursuant to COBRA, then the Company will provide monthly reimbursements to you for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the employment termination date) until the earlier of (A) a period of six (6) months following your employment termination date, or (B) the date upon which you and/or your eligible dependents no longer are eligible to receive continuation coverage pursuant to COBRA. However, if the Company determines in its sole discretion that it cannot provide the foregoing reimbursement benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of such reimbursements, the Company will provide to you a taxable monthly payment, payable on the last day of a given month, in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on your employment termination date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your employment termination date and will end on the earlier of (x) the date upon which you obtain other employment or (y) the date the Company has paid an amount equal to six (6) payments. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

The receipt of any severance payments or benefits under this agreement will be subject to you signing and not revoking a separation agreement and release of claims that is prepared by the Company, and only upon such separation agreement and release of claims becoming effective and irrevocable within sixty (60) days following the date of your termination of employment with the Company (the “Release Deadline Date”). Except as may be required for compliance with Section 409A (as defined below), cash severance payments and reimbursements will commence, as applicable, on the Release Deadline Date, any installment payment or reimbursement that otherwise would have been made to you during the period from the date of your termination of employment through the Release Deadline Date will be paid to you on the Release Deadline Date, and the remaining payments or reimbursements will be made as provided in this agreement.

“Cause” shall mean (i) an act of personal dishonesty taken by you in connection with your responsibilities as an employee which is intended to result in your substantial personal enrichment, (ii) your conviction of or plea of nolo contendere to a felony, (iii) an act by you which constitutes willful misconduct and is materially injurious to the Company, (iv) continued willful derelictions of your material duties to the Company after there has been delivered to you a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that you have been willfully derelict in discharging your material duties, (v) your deliberate violation of a material Company policy, (vi) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company, or (vii) your willful and material breach of your obligations under this Agreement and failure to cure such breach within a reasonable time after there has been delivered to you a written demand for cure from the Company which describes the basis for the Company’s reasonable belief that you have breached your obligations, the Confidential Information and Invention Assignment Agreement or any other written agreement with the Company.

“Change of Control” shall mean, in one or a series of transactions (i) a change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or (ii) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (ii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person. For purposes of this subsection (ii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).

“Change of Control Period” shall mean the period beginning on the date of the consummation of a Change of Control and ending on the date twelve (12) months following the consummation of such Change of Control.

“Disability” shall mean you (i) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Company employees.

“Good Reason” shall mean, your resignation within ninety (90) days following the end of the cure period (described below) as a result of the occurrence, without your written consent, of one or more of the following: (i) a material reduction in your base salary or target bonus (except pursuant to a reduction generally applicable to senior executives of the Company that does not exceed, individually or cumulatively, a 10% reduction from the initial base salary or target bonus); (ii) a material diminution of your duties, authority or responsibilities; or (iii) relocation of your primary office to a location more than fifty (50) miles from the Company’s current office location. In addition, in order for an event to qualify as Good Reason, you must not terminate employment with the Company without first providing notice to the Company of the existence of one or more of the above conditions within one hundred eighty (180) days of its initial existence, the Company must be provided at least thirty (30) days to remedy the condition, and the conditions must not have been cured during such time.

The parties intend that the benefits and payments provided under this letter shall be exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply. With respect to severance payments, references to your “termination of employment” will be deemed to refer to your “separation from service” within the meaning of Section 409A. Notwithstanding anything to the contrary in this letter, if you are a “specified employee” within the meaning of Section 409A at the time of your termination, then the severance and any other separation benefits payable to you upon your separation from service, to the extent that the same constitute deferred compensation under Section 409A (the “Deferred Payments”), otherwise due to you on or within the six (6) month period following your separation from service will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination (such rule, the “Six Month Delay Rule”). All subsequent Deferred Payments following the application of the Six Month Delay Rule, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. However, in the event of your death following your separation from service, but before the six (6) month anniversary of the separation from service, any payments delayed in accordance with the Six Month Delay Rule will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this letter is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall in no event be obligated to indemnify or reimburse you for any taxes or interest that may be assessed under Section 409A. In no event will you have discretion to determine the taxable year of payment of any Deferred Payment.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States. Such documentation must be provided to us within three (3) business days of the date of hire, or our employment relationship with you may be terminated by the Company without any further obligation to you.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

This agreement will be governed by the laws of the State of California without regard to any conflict of laws provision.

You will be required to sign the Company’s Confidential Information and Invention Assignment Agreement as a condition of your employment.

As a Company employee, you will be expected to abide by Company rules, policies and standards.

This letter, along with the Confidential Information and Invention Assignment Agreement and any other agreements relating to proprietary rights, the Plan, and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and you.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. We are relying on your representation to us, which you confirm by your signature below, that you are able to provide services to the Company as its Chief Financial Officer without breaching the terms of any agreement you may have with a prior employer or other third party. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company. We ask that you work with your current employer in good faith to return to it any information that it believes constitutes information that you are not entitled to possess.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This offer, if not accepted, will expire at the close of business on Monday December 2, 2013. Ian, I am excited to have you join our team and look forward to working with you. Welcome aboard!

Sincerely,	Accepted and agreed:

/s/ Ken Klein	/s/ Ian Halifax
Ken Klein	Ian Halifax
Chief Executive Officer	Date: 29 November 2013

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